EXHIBIT 21

SUBSIDIARIES

Anodize, Inc. —a Florida corporation f/k/a Anodize, LLC
Scorpion Racing Products, Inc. — a Florida corporation f/k/a Scorpion Racing, Inc.
Scorpion Medical, Inc., a Florida corporation f/k/a Scorpion Medical Technologies, Inc.
Scorpion Medical Technologies, LLC — a Florida limited liability company
World Waste Management, LLC - a Florida limited liability company
Scorpion Real Estate Investments of Broward County, LLC —a Florida limited liability company
Scorpion Real Estate Investments of Marion County, LLC — a Florida limited liability company
Scorpion Real Estate of Marion County, LLC – a Florida limited liability company
Manure Packing Systems, LLC - a Florida limited liability company
Scorpion Rockers, Inc. – a Florida corporation